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                                                                     EXHIBIT 2.5











                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 UTILIPRO, INC.,

                               AGL RESOURCES INC.,

                                       AND

                        ALLIANCE DATA SYSTEMS CORPORATION

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

ARTICLE I             PURCHASE AND SALE OF ASSETS..........................................1

         1.01     Transfer of the Assets...................................................1

         1.02     Aggregate Purchase Price of the Assets...................................3

         1.03     Allocation...............................................................4

         1.04     Liabilities..............................................................4

         1.05     Closing..................................................................4

         1.06     Use of Corporate Name....................................................7

         1.07     Purchase Price Adjustment................................................7

         1.08     Taxes, Assessments and Similar Adjustments...............................8

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT..................9

         2.01     Organization, Authorization and Capitalization...........................9

         2.02     Financial Statements; Absence of Undisclosed Liabilities................10

         2.03     Indebtedness............................................................10

         2.04     No Violation of Law.....................................................10

         2.05     Title to and Condition of the Assets....................................11

         2.06     Contracts...............................................................11

         2.07     Litigation..............................................................11

         2.08     Required Licenses and Permits...........................................12

         2.09     Consents; No Conflict...................................................12

         2.10     Employee Benefit Plans..................................................12

         2.11     Intellectual Property...................................................12

         2.12     Tax Matters.............................................................14

         2.13     Events Subsequent to December 31, 2000..................................14

         2.14     Real Property...........................................................15

         2.15     Brokerage...............................................................15

         2.16     Full Disclosure.........................................................15

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................15

         3.01     Organization and Authorization..........................................15

         3.02     Consents; No Conflict...................................................16

         3.03     Litigation..............................................................16

         3.04     Financing and Capital Resources.........................................16

         3.05     Brokerage...............................................................16


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ARTICLE IV            COVENANTS OF PARTIES................................................16

         4.01     Covenants of Seller.....................................................16

         4.02     Covenants of Purchaser..................................................18

         4.03     Covenants of Purchaser and Seller.......................................19

ARTICLE V             CONDITIONS TO SELLER'S OBLIGATIONS..................................21

         5.01     Representations and Warranties True at Closing Date; Covenants Performed21

         5.02     Litigation..............................................................21

         5.03     Required Consents and Approvals.........................................21

         5.04     Deliveries by Purchaser.................................................21

ARTICLE VI            CONDITIONS TO PURCHASER'S OBLIGATIONS...............................21

         6.01     Representations and Warranties True at Closing Date.....................22

         6.02     Litigation..............................................................22

         6.03     Required Consents and Approvals.........................................22

         6.04     Deliveries to Purchaser.................................................22

ARTICLE VII           TERMINATION PRIOR TO CLOSING........................................22

         7.01     Termination.............................................................22

         7.02     Effect of Termination...................................................23

ARTICLE VIII          INDEMNIFICATION.....................................................23

         8.01     Seller and Parent Indemnification.......................................24

         8.02     Purchaser Indemnification...............................................24

         8.03     Indemnity Claims........................................................24

         8.04     Basket..................................................................25

         8.05     Notice of Claim.........................................................25

         8.06     Defense.................................................................26

         8.07     Limitation of Liability.................................................26

         8.08     Exclusive Remedy........................................................26

ARTICLE IX            ARBITRATION AND EQUITABLE REMEDIES..................................26

         9.01     Settlement Meeting......................................................26

         9.02     Arbitration Proceedings.................................................26

         9.03     Place of Arbitration....................................................27

         9.04     Discovery...............................................................27

         9.05     Equitable Remedies......................................................27


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         9.06     Exclusive Jurisdiction..................................................27

         9.07     Judgments...............................................................27

         9.08     Expenses................................................................28

         9.09     Cost of the Arbitration.................................................28

         9.10     Exclusivity of Remedies.................................................28

ARTICLE X             MISCELLANEOUS.......................................................28

         10.01    Bulk Sales Law..........................................................28

         10.02    No Liens Created........................................................28

         10.03    Extension Bonus.........................................................28

         10.04    Entire Agreement........................................................28

         10.05    Amendment...............................................................28

         10.06    Parties Bound by Agreement; Successors and Assigns......................29

         10.07    Counterparts............................................................29

         10.08    Modification and Waiver.................................................29

         10.09    Notices.................................................................29

         10.10    Governing Law...........................................................30

         10.11    No Third-Party Beneficiaries............................................30

         10.12    Public Announcements....................................................30

         10.13    Knowledge...............................................................30

         10.14    Interpretation..........................................................31

         10.15    Schedules...............................................................31


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

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of February 12, 2001, by and among Utilipro, Inc., a Georgia corporation ("Seller"), AGL Resources Inc., a Georgia corporation ("Parent"), and Alliance Data Systems Corporation, a Delaware corporation ("Purchaser").


                              W I T N E S S E T H:

         WHEREAS, Seller provides deregulated energy marketers with a range of managed customer care services (the "Business");

         WHEREAS, upon and subject to the terms and conditions contained herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of Seller;

         WHEREAS, Parent's wholly-owned subsidiary, AGL Investments, Inc., a Georgia corporation, owns 100% of the equity ownership of Seller;

         WHEREAS, as indirect owner of such preferred stock, Parent has the authority to execute, deliver and perform this Agreement and the documents and transactions contemplated herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.01 TRANSFER OF THE ASSETS.

                  (a) Subject to the terms and conditions set forth in this Agreement, as of the Closing, Seller agrees to sell, convey, assign, and transfer to Purchaser, and Purchaser agrees to purchase, accept and take from Seller, all of the assets, properties and rights of every kind, nature, character and description, whether personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in the Business, directly or indirectly, in whole or in part, whether or not carried on the books and records of Seller and wherever located (collectively, the "Assets"), except for those assets, properties and rights defined in Section 1.01(b) as Excluded Assets. The Assets shall include:

                           (i) the tangible personal property and interests
(including equipment, furniture and fixtures) therein listed on SCHEDULE 1.01(a)(i) (the "Personal Property");

                           (ii) [INTENTIONALLY OMITTED];

                           (iii) all of Seller's (a) inventions (whether
patentable or unpatentable and whether or not reduced to practice), proprietary ideas, designs, improvements and domestic and foreign patents and patent applications and design registrations and applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, appellations of origin, trade names, domain names and corporate names, and all goodwill associated therewith, and domestic and foreign mark registrations and applications for registration, (c) copyrightable works, translations, adaptations, derivations, and combinations thereof, and all copyright registrations and registration applications relating thereto, (d) mask works and all applications, registrations and renewals relating thereto, (e) trade secrets and confidential business information (including ideas, research and development, research record, know-how, formulas, compositions, manufacturing and production processes and techniques, quality control procedures, technical information, technical data, records of inventions, test information, designs, drawings, specifications, customer and supplier information and lists, pricing and cost information, and business and marketing plans and proposals, market surveys and marketing know-how), and (f) all other creative works and measures of protection therefor (by way of the common law, statute or otherwise) and proprietary, personal and moral rights, including but not limited to rights of publicity, rights of privacy, and neighboring rights of Seller that are used or held for use primarily in the Business (the "Intellectual Property"), including but not limited to those Intellectual Property assets listed in SCHEDULE 2.11;

                           (iv)     all of Seller's rights in computer software
used in the Business to the extent transferable;

                           (v)      all of the intangible rights of Seller
relating to the Business or used in the Business, including going concern value, goodwill, telephone and e-mail addresses and listings, Seller's website (www.utilipro.com), the name "Utilipro, Inc." and similar items;

                           (vi)     all Licenses listed on SCHEDULE 2.08 that
are transferable;

                           (vii)    all of Seller's rights, interests and
benefits in, to and under the contracts listed on SCHEDULE 1.01(a)(vii) (the "ASSIGNED CONTRACTS");

                           (viii)   all operating data and records of Seller,
including, without limitation, all books of account, ledgers, general, financial, accounting and any personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller that are used, held for use or intended to be used in, or that arise out of, the conduct or operating of the Business (the "Records"), except for those specifically excluded pursuant to Section 1.01(b);

                           (ix) the prepaid and deferred items of Seller listed
on SCHEDULE 1.01(a)(ix); and


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                           (x) those assets subject to the capital leases listed
on SCHEDULE 1.01(a)(x) to which, pursuant to Section 4.01(f), Seller has obtained good and valid title, subject to Permitted Liens, between the date of this Agreement and the Closing.

                  (b) the term "EXCLUDED ASSETS" means:

                           (i)      the assets identified on SCHEDULE
1.01(b)(i);

                           (ii)     all cash, cash equivalents, and accounts
receivable of Seller;

                           (iii)    all rights and obligations of Seller under
this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

                           (iv)     all minute books and stock records;

                           (v)      all records prepared in connection with the
sale of the Business to Purchaser that do not otherwise have to do with the conduct of the Business in the ordinary course;

                           (vi)     income tax records relating to the Business;

                           (vii)    any other records listed on SCHEDULE 1.01(b)
(vii);

                           (viii)   the capital stock of and the assets held by
Utilipro International, Inc. or Utilipro Canada Company;

                           (ix)     any right or recoveries under any litigation
or proceedings not assumed by Purchaser; and

                           (x)      those assets subject to the capital leases
listed on SCHEDULE 1.01(a)(x) to which, pursuant to Section 4.01(f), Seller has not obtained good and valid title, subject to Permitted Liens, between the date of this Agreement and the Closing.

                  (c) The sale, conveyance, transfer, assignment and delivery of the Assets by Seller to Purchaser shall be effected by a Bill of Sale in the form attached as EXHIBIT 1.01(c) and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance as are attached as exhibits to this Agreement or, if not attached to this Agreement as an exhibit, as Purchaser shall reasonably request.

         1.02 AGGREGATE PURCHASE PRICE OF THE ASSETS. Subject to adjustment as provided in Section 1.05(b), Section 1.07, and Section 10.03, the aggregate purchase price of the Assets (the "Purchase Price") shall be Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) payable as provided in Section 1.05(b).

         1.03 ALLOCATION. As soon as practicable but not later than 120 days after the Closing Date, Purchaser and Seller shall use their good faith efforts to agree to the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and all other capitalized costs among the Assets and Assumed Liabilities in accordance with Section 1060 of the Internal


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Revenue Code of 1986, as amended, and shall set forth such allocation on a statement (the "Allocation Statement"). The Allocation Statement shall be revised to reflect any changes in the Assets and Assumed Liabilities as a result of the calculation in Section 1.07. If Purchaser and Seller agree to such Allocation prior to Closing, Purchaser and Seller covenant and agree that (a) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (b) neither Purchaser nor Seller will take any position before any government authority or in any judicial proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Purchaser and Seller cannot agree to an Allocation within 120 days of the Closing Date, Purchaser and Seller covenant and agree to file and to cause their respective affiliates to file, all Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Internal Revenue Code of 1986, as amended and any treasury regulations promulgated thereunder) consistent with each of Purchaser's and Seller's good faith Allocations, unless otherwise required because of a change in applicable law.

         1.04 LIABILITIES.

                  (a) EXCLUDED LIABILITIES. Other than the assumption of Assumed Liabilities as expressly provided in Section 1.04(b) below, Purchaser shall not assume any of the liabilities, obligations and commitments of Seller (collectively, the "Excluded Liabilities").

                  (b) ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, and as additional consideration for the Assets, Purchaser shall assume, effective as of Closing, and from and after the Closing, Purchaser shall pay, and discharge when due, pursuant to the Assumption Agreement attached as Exhibit 1.04(b) (the "Assumption Agreement") all of the following liabilities, obligations and commitments of Seller (collectively, the "Assumed Liabilities"):

                           (i)      all liabilities, obligations and commitments
of Seller under the Assigned Contracts to the extent such liabilities, obligations and commitments relate to the period from and after the Closing;

                           (ii)     the accounts payable of Seller listed on
SCHEDULE 1.04(b)(ii);

                           (iii)    the other current liabilities, obligations
and commitments of Seller listed on SCHEDULE 1.04(b)(iii);

                           (iv)     liabilities for General Taxes (as defined in
Section 1.08(b)) allocated to Purchaser as provided under Section 1.08);

                           (v)      liabilities related to the Employee Benefit
plans assumed pursuant of Section 4.02(b).

         1.05 CLOSING.


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

                  (a) TIME AND LOCATION. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the "Closing") shall take place at 10:00 a.m. on February 28, 2001 in the offices of Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia, 30308, or on such other date at such other time and place as the parties shall agree in writing (the "Closing Date").

                  (b) CALCULATION AND PAYMENT OF THE PURCHASE PRICE AT CLOSING.

                           (i)      Two days prior to the Closing Date, Seller
shall cause to be prepared and delivered to Purchaser a calculation of the "Adjusted Purchase Price" to be paid to Seller at the Closing. The "Adjusted Purchase Price" shall equal Twenty Two Million Five Hundred Thousand Dollars (x) less the amount of any reductions in the purchase price as specified on SCHEDULE 1.05(b)(i) as a result of Seller's failure to obtain good and valid title to assets subject to capital leases pursuant to Section 4.01(f), and (y) plus Seller's good faith estimate of Closing Working Capital. "Closing Working Capital" means the positive or negative number resulting from subtracting the amount of current liabilities estimated to be assumed by Purchaser as of the Closing pursuant to Sections 1.04(b)(ii) and 1.04(b)(iii) from the estimated current assets to be purchased by Purchaser as of the Closing pursuant to
Section 1.01(a)(ix).

                           (ii)     At the Closing, Purchaser shall make payment
of the Adjusted Purchase Price as follows:

                                    (A)     to AGL Investments, Inc. the
outstanding principal balance plus all interest accrued as of the Closing Date under that certain Revolving Promissory Note dated January 1, 2000, as amended by the certain First Amendment to Revolving Promissory Note dated May 1, 2000 (the "Note"), payable by wire transfer of immediately available funds in United States currency to an account designated in writing by AGL Investments, Inc. in full payment and satisfaction of all principal and interest under the Note. Prior to the Closing, Seller shall provide Purchaser with a letter signed by AGL Investments, Inc. stating the amount of principal and interest owed with respect to the Note as of the Closing; and

                                    (B)     to Seller, any amounts remaining
after payment pursuant to Section 1.05(b)(ii)(a), payable by wire transfer of immediately available funds in United States currency to an account designated in writing by Seller.

                  (c) TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the
Closing:

                           (i)      Seller shall deliver to Purchaser:

                                    (A)     The Bill of Sale and General
Assignment in the form of EXHIBIT 1.01(c) and such assignments and other instruments of transfer related to the Assets in form and substance reasonably satisfactory to Purchaser and its counsel;

                                    (B)     A Non-Competition and Non-
Solicitation Agreement in the form of EXHIBIT 1.05(c)(i)(B);

                                    (C)     The Assignment and Assumption
Agreement in the form of EXHIBIT 1.04(b);

                                    (D) The certificate referenced in Section
6.01;

                                    (E)     Release of liens for those security
interests, easements or encumbrances listed on SCHEDULE 2.05(a);

                                    (F)     Such other documents as Purchaser or
its counsel may reasonably request to effect the sale and transfer of good and valid title of the Assets to Purchaser free and clear of all encumbrances, except for Permitted Liens, as defined in Section 2.05, and to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

                                    (G)     A customary opinion of counsel
substantially in the form of Exhibit 1.04(c)(i)(G);

                                    (H)     Executed counterparts of all
consents listed in SCHEDULE 6.03;

                                    (I)     A certificate dated as of the
Closing Date and signed by the secretary of each of Seller and Parent, certifying the articles of incorporation, bylaws, board of directors and stockholders approvals and the incumbency of the officers authorized to execute this Agreement and the documents contemplated herein; and

                                    (J)     A transition services agreement in
substantially the form of EXHIBIT 1.05(c)(i)(J) covering the services outlined therein.

                           (ii)     Purchaser shall deliver to Seller:

                                    (A)     A Non-Competition and Non-
Solicitation Agreement in the form of EXHIBIT 1.05(c)(i)(B);

                                    (B)     The Assignment and Assumption
Agreement in the form of EXHIBIT 1.04(b);

                                    (C)     The certificate referenced in
Section 5.01;

                                    (D)     Such other documents as Seller or
its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

                                    (E)     Executed counterparts of all
consents listed in SCHEDULE 5.03;

                                    (F)     A certificate dated as of the
Closing Date and signed by the Purchaser's Secretary, certifying the articles of incorporation, bylaws, board of directors approvals and the incumbency of the officers authorized to execute this Agreement and the documents contemplated herein; and

                                    (G)     A transition services agreement in
substantially the form of EXHIBIT 1.05(c)(i)(J) covering the services outlined therein.

         1.06 USE OF CORPORATE NAME. Within two (2) business days following the Closing Date, Seller shall: (a) amend its Articles of Incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Purchaser's judgment, to avoid confusion, and (b) take all actions reasonably requested by Purchaser to enable Purchaser to change its name to Seller's present name.

         1.07 PURCHASE PRICE ADJUSTMENT.

                  (a) Within 45 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller an audited statement (the "STATEMENT") of Closing Working Capital as of the close of business on the Closing Date and a certificate of Purchaser that the Statement has been prepared in accordance with the requirements of this Section 1.07.

                  (b) During the 45-day period following Seller's receipt of the Statement, Seller and its independent auditors shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a "NOTICE OF DISAGREEMENT") to Purchaser prior to such date. Any Notice of Disagreement shall
(i) specify in reasonable detail the nature of any disagreement so asserted, and
(ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 1.07. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (a) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (b) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 45-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to Ernst & Young, LLP (or if Ernst & Young, LLP refuses to serve, another independent public accounting firm of national standing) (the "ACCOUNTING FIRM") for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall have 45 days from the date of retention to make a final written determination of all items in dispute. Copies of such written determination shall be provided promptly to Purchaser and Seller. The Accounting Firm shall be empowered to assess its fees against the party against whom the Notice of Disagreement is resolved. The fees and disbursements of Seller's independent auditors incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser's independent auditors incurred in connection with their preparation of the Statement and review of any Notice of Disagreement shall be borne by Purchaser.

                  (c) To the extent that the final Closing Working Capital resulting from this Section 1.07 is greater than the estimated Closing Working Capital used in Section 1.05, Purchaser shall be obligated to pay the difference to Seller. To the extent that the final Closing

Working Capital resulting from this Section 1.07 is less than the estimated Closing Working Capital used in Section 1.05, Seller shall be obligated to pay the difference to Purchaser. The party owing the amount to the other under this Section shall be obligated to pay the amount in immediately available funds within five business days of the Statement becoming final and binding on the parties. Any amounts not paid within the foregoing time period shall bear interest at the prime rate of interest as publicly announced from time to time by SunTrust Bank.

                  (d) Following the Closing, Purchaser shall not take any actions with respect to the accounting books and records of the Business on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Working Capital as provided in this Section 1.07. During the period of time from and after the date of delivery of the Statement to Seller through the resolution of any adjustment to the Adjusted Purchase Price contemplated by this Section 1.07, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Adjusted Purchase Price contemplated by this Section 1.07 reasonable access during normal business hours to the books and records of the Business forming a part of the Assets to the extent relevant to the adjustment contemplated by this Section 1.07.

         1.08 TAXES, ASSESSMENTS AND SIMILAR ADJUSTMENTS.

                  (a) Seller shall be responsible for the payment of the following:

                           (i)      all federal, state and other taxes imposed
upon Seller's net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

                           (ii)     taxes payable by Seller on gross income from
the sale of the Assets to Purchaser hereunder; and

                           (iii)    any penalties, interest, or similar charges
with respect to the foregoing taxes enumerated in this Section.

                  (b) "General Taxes" (as defined hereinafter) shall be prorated between Seller and Purchaser, so that regardless of when or by whom actually paid or payable, Seller shall bear any of such taxes levied or assessed against or with respect to the Assets for or with respect to any period before the date of the Closing and Purchaser shall bear any of such taxes for or with respect to any period on or after the date of Closing. Each party shall pay to the other amounts due in connection with the proration noted above within ten (10) days of a parties submission of proof that such party has paid the General Taxes in question. "General Taxes" shall mean (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and (ii) all other annual or periodic fees, taxes and similar charges imposed by any governmental unit, upon or in respect to the Assets, including, but not limited to, taxes, fees or similar charges (e.g. licenses) for the privilege of doing business. "General Taxes" shall not include motor fuel taxes, sales and use taxes, corporate franchise taxes, transfer taxes, income taxes, or taxes based on gross income. Purchaser shall prepare and file any returns for General Taxes due from and after the date of the

Closing, and Seller shall prepare and file all other returns for General Taxes. Purchaser and Seller shall jointly prepare returns which determine taxes that are being prorated.

                  (c) In the event any deficiencies are assessed or refunds made with respect to any of the taxes provided for in this Section 1.08 deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the tax pursuant to this Section 1.08.

                  (d) All sales or transfer taxes, including but not limited to, document recording fees, and sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by Seller.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser as follows:

         2.01 ORGANIZATION, AUTHORIZATION AND CAPITALIZATION.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority, corporate or otherwise, to carry on its business as it is now being conducted and to own or lease its properties and assets. Seller is duly qualified and in good standing in every state in which the conduct of the business of Seller or the ownership of its properties and assets requires it to be so qualified except where the absence of such qualification would not individually or in the aggregate have a Material Adverse Effect on the Business. As used in this Agreement, the phrase "Material Adverse Effect" shall mean an effect which is materially adverse to (i) the Assets, the financial condition, results of operations, or material customer relationships of an entity and its subsidiaries taken as a whole, or (ii) the ability of a party to consummate the material transactions contemplated by this Agreement. Notwithstanding the foregoing, any effect with respect to Seller relating (a) to the economy or financial markets in general, (b) to a change in applicable law with respect to Seller, (C) any change in the industry in which Seller or the Business operates, or (d) any action taken by Seller as expressly contemplated by this Agreement, shall not constitute a Material Adverse Effect.

                  (b) Each of Seller and Parent has the right, power and capacity to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby to be executed or delivered at the Closing (collectively, the "Seller Transaction Documents") and to consummate the transactions contemplated hereby. Seller has all requisite corporate power and authority necessary to own, operate and lease the Assets and to carry on its Business as and where conducted. The execution, delivery and performance of this Agreement and the Seller Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Seller and Parent. This Agreement and the Seller Transaction Documents have been duly and validly executed and delivered by Seller and Parent and constitute Seller's and Parent's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or equitable principles.

                  (c) The authorized, issued and outstanding capital stock of Seller is set forth on SCHEDULE 2.01(c). SCHEDULE 2.01(c) sets forth (i) every entity, in which Seller owns, or will own prior to the Closing, outstanding equity, directly or indirectly (each a "Subsidiary" and collectively, the "Subsidiaries"), and the equity interest in such entity that is owned by Seller. Except as noted on SCHEDULE 2.01(c), all outstanding shares of capital stock of the Subsidiaries (the "Subsidiary Shares") are owned by Seller, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever. Seller has full power, right and authority to vote all of the outstanding shares of capital stock of each Subsidiary. Seller is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the outstanding shares of capital stock of any Subsidiary.

         2.02 FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES. Seller has furnished Purchaser with the internal balance sheet of Seller as of December 31, 2000 and the related internal statements of income for the period then ended (the "Internal Financial Statements"). The Internal Financial Statements have been prepared in accordance with GAAP (except as noted therein and the absence of detailed notes to such statements), and fairly present, in all material respects, the financial position of Seller as of the date thereof and the related results of its operations for the periods then ended. Seller had no material liabilities or obligations, except as and to the extent reserved against on the balance sheet included in the Internal Financial Statements or as shown in SCHEDULE 2.02, as of December 31, 2000. Since December 31, 2000, Seller has not incurred any material liabilities or obligations except for liabilities and obligations incurred by Seller in the ordinary course of business and consistent with past practice or as reflected in SCHEDULE 2.02.

         2.03 INDEBTEDNESS. SCHEDULE 2.03 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Seller, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Seller. Seller has made available to Purchaser a true, correct, and complete copy of each of the items listed on SCHEDULE 2.03.

         2.04 NO VIOLATION OF LAW. Seller is not, with respect to the Business or the Assets, in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it or relating to the Assets or the Business, except for violations, if any, which would not individually or in the aggregate have a Material Adverse Effect on the Business. Seller has received no written notice and does not otherwise have Knowledge of an enforcement action against Seller relating to the Business or the Assets in connection with any violation or alleged violation of applicable law.

         2.05 TITLE TO AND CONDITION OF THE ASSETS. (a) Except for Assets for which Seller is obligated to attempt to obtain good and valid title pursuant to
Section 4.01(f), Seller has good and valid title to all of the Assets subject only to the Permitted Liens (as hereinafter defined) and the liens, restrictions, claims, charges, security interests, easements or other encumbrances set forth on SCHEDULE 2.05(a) (collectively, with the Permitted Liens, the "Encumbrances"). (b) Except for the Encumbrances, Seller owns the Assets free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever. "Permitted Liens" shall mean (i) the security interests, easements or other encumbrances described in SCHEDULE 2.05(b); (ii) liens in connection with workers' compensation, unemployment insurance or other social security obligations; (iii) deposits, pledges or liens to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature arising in the ordinary course of business; (iv) mechanics', workers', carriers', warehousemen's, materialmen's, landlords' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted; (v) liens or attachments, judgments or awards with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, and which are otherwise being contested in good faith and by appropriate proceedings diligently conducted; and (vi) liens for taxes, assessments, fees or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted and in each case as to which adequate reserves have been established in accordance with GAAP. (c) All of the Assets are in the possession or control of Seller. (d) The equipment owned or leased by Seller and included among the Assets is structurally sound with no known material defects, is in good and safe operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put. (e) The Assets, together with the Excluded Assets, include all rights, properties and other assets necessary to permit Seller to conduct its business in the same manner as the Business has been conducted during the last 12 months.

         2.06 CONTRACTS. SCHEDULE 2.06 sets forth all contracts, agreements, and other arrangements (including purchase orders) relating to the Assets or the Business to which the Seller is a party and which provide for payment or performance obligations by either party thereto having an aggregate value in excess of $50,000 in any single year or has a term of more than one year (individually, a "Contract;" collectively, the "Contracts"). Seller is, and at all times since January 1, 2000 has been, in material compliance with all applicable terms and requirements of each Contract. To the Knowledge of Seller, each other person or party who has had any obligation or liability under any Contract is, and at all times since January 1, 2000 has been, in material compliance with all applicable terms and requirements of such Contract.

         2.07 LITIGATION. Except as set forth in SCHEDULE 2.07, there are no litigation, claims, suits, actions, Known investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including Known grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending, or to the Knowledge of Seller, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury (each, a "Governmental Authority"), against Seller relating to the Assets or the Business. Further, there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to Seller relating in any way to the Business or involving any of the Assets.

         2.08 REQUIRED LICENSES AND PERMITS. SCHEDULE 2.08 sets forth all material licenses, permits and other authorizations of Seller necessary for the conduct of the Business (the "Licenses"). Seller has made available to Purchaser true, correct, and complete copies of all the Licenses. There is no action pending, or to the Knowledge of Seller, threatened, seeking the revocation, cancellation, suspension or adverse modification or amendment of any of the Licenses.

         2.09 CONSENTS; NO CONFLICT. Subject to obtaining the consents and approvals and making the filings described in SCHEDULE 2.09, the execution and delivery of this Agreement by Seller and Parent, the consummation of the transactions contemplated herein by Seller and Parent, and the performance of the covenants and agreements of Seller and Parent will not: (a) violate or conflict with any of the provisions of any charter document or bylaws of Seller or Parent; (b) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which Seller is a party or by which Seller or its properties may be bound; (c) require any consent of any third party; (d) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which Seller, Parent or the Assets is subject; or (e) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon the Assets.

         2.10 EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 2.10 lists all employment, retention, severance, deferred compensation, change of control or other agreements or contracts with any employee of Seller, and all "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in which any employee of Seller participates, and all stock option, restricted stock, stock appreciation or other equity plans and all bonus, severance, change in control, retention, deferred compensation or other compensatory plans maintained or contributed to by the Seller in which any employee of Seller participates ("Employee Benefit Plans"). Seller has made available to Purchaser true and complete copies of all Employee Benefit Plans. Assuming that Purchaser accepts the assignment of all employee severance contracts as reflected on SCHEDULE 2.10 and hires all employees as required by this Agreement, this Agreement and the consummation of the transactions contemplated herein do not create any liabilities or trigger any expenses under the Employee Benefit Plans.

                  (b) With respect to each Employee Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section

501(a) of the Code and, to the knowledge of Parent and Seller, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, (iii) neither Parent nor Seller has engaged in, and neither Parent nor Seller has any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seller to any liability for a breach of fiduciary duty under ERISA, (iv) no disputes are pending, or, to the Knowledge of Parent nor Seller, threatened;
(v) neither Parent nor Seller has engaged in, and neither Seller nor Parent has any Knowledge of any Person that has engaged in, any transaction in violation of
Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or
Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA, (vi) all contributions due have been made on a timely basis; (vii) no Employee Benefit Plan is a plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code; (viii) except to the extent required under ERISA Section 601 et seq. and Section 4980B of the Code, Seller does not provide health or welfare benefits under the Employee Benefit Plans for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service; (ix) the termination of any Employee Benefit Plan would not result in any material liability or further obligation on the part of the Parent or Seller; and (x) all reports and other documents required to be filed by any of the Employee Benefit Plans with any governmental agency or distributed to plan participants or beneficiaries (including notices required by the Consolidated Omnibus Reconciliation Act of 1986, actuarial reports, audits, or tax returns) have been timely filed or distributed. All contributions made or required to be made under any Employee Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or Seller.

                  (c) No Employee Benefit Plan is a "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Seller in connection with which Seller could be subject to any liability, lien or encumbrance with respect to any Employee Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA sponsored, maintained or contributed to by Parent, Seller or any trade or business, whether or not incorporated, which together with Parent and Seller would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or
Section 4001(b)(1) of ERISA.

         2.11  INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.11 sets forth a complete and accurate list and description of all (i) domestic and foreign patents and pending patent applications and design registrations and applications owned or used by Seller,
(ii) domestic (federal and state) and foreign trademark and service mark registrations and registration applications owned or used by Seller, (iii) domestic and foreign copyright registrations and registration applications owned or used by Seller, (iv) mask work registrations and registration applications relating thereto owned or used by Seller, (v) material unregistered trademarks and service marks, inventions, and proprietary computer software owned or used by Seller, (vi) material licenses or contracts by which Seller is licensed or granted permission to use the intellectual property of another, excluding any off the shelf software subject to a shrinkwrap license, and (vii) material licenses or contracts by which Seller has granted permission to another to use Seller's Intellectual Property. Seller has made available to Purchaser correct and complete written documentation evidencing each item of Intellectual Property required to be listed on SCHEDULE 2.11 pursuant to subsections 2.11(a)(i), (ii),
(iii), (iv), (vi), and (vii).

                  (b) Except as set forth on SCHEDULE 2.11, with respect to each item of Intellectual Property required to be identified in SCHEDULE 2.11 by
Section 2.11(a):

                           (i)      Seller owns and possesses all right, title
and interest in and to the item, free and clear of any security interests or other encumbrances;

                           (ii)     the item is not subject to any outstanding
order, judgment or decree;

                           (iii)    no action is pending in any administrative
or judicial proceeding, or to Seller's Knowledge is threatened, which challenges the validity, enforceability, use or ownership of the item;

                           (iv)     to Seller's Knowledge, all items of such
Intellectual Property are valid, subsisting and enforceable;

                           (v)      Seller has not indemnified or agreed to
indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

                           (vi)     the consummation of the transactions
contemplated by this Agreement will not have a Material Adverse Effect on any right to or the use of the item;

                           (vii)    Seller has no Knowledge that the use of the
item of Intellectual Property infringes or violates the intellectual property rights of any third party;

                           (viii)   Seller has no Knowledge of any license
agreement required to be listed on SCHEDULE 2.11 which has been revoked, terminated or cancelled, where the revocation, cancellation or termination would have a Material Adverse Effect on the Business;

                           (ix)     Seller has neither received notice nor has
Knowledge that any other person or entity is infringing, misappropriating, violating or interfering with the rights of Seller in such item; and

                           (x)      there is no material restriction affecting
the use by Seller of such item except as noted in the license agreements and other documents of Seller made available to Purchaser.

                  (c) Seller owns, is licensed or otherwise has the right to use, such Intellectual Property as is necessary for the operation of the Business as it is now conducted.

                  (d) Seller has not been notified or advised, has not been the recipient of a claim, nor has Knowledge, that any activity of Seller, now conducted or presently contemplated to be conducted, infringes, violates or adversely affects the intellectual property rights of any third party.

                  (e) SOFTWARE. Except as set forth in SCHEDULE 2.11 or in any written agreement made available to Purchaser, all right, title and interest in and to the computer software developed by or for Seller (the "Software") is owned by Seller, free and clear of all security interests or other encumbrances, and no party other than Seller has any ownership or other proprietary interest in such Software. The development or sale of the Software by Seller did not and does not violate any rights of any other person or entity, except for such violations that, individually or in the aggregate, would not have a Material Adverse Effect, and Seller has not received any communication alleging such a violation. Except as set forth in SCHEDULE 2.11 or in any written agreement made available to Purchaser, Seller does not have any obligation to pay royalties or similar payments to any person for the development, use, sale or exploitation of the Software.

         2.12 TAX MATTERS. (i) all Federal, state, and local income, franchise, license and other tax returns ("Returns") required to be filed on behalf of Seller have been duly filed on a timely basis (including any duly obtained extensions) and such Returns are true, complete and correct; (ii) all taxes, license, permit or other fees, assessments and penalties ("Taxes") shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of Seller with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Seller is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed in SCHEDULE 2.12.

         2.13 EVENTS SUBSEQUENT TO DECEMBER 31, 2000. Since December 31, 2000 (the "Balance Sheet Date"), there has been no change in the condition of Seller which would have a Material Adverse Effect on the Assets or the Business. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business, consistent with past practices, in all material respects and Seller has not:

                  (a) suffered any material damage or destruction adversely affecting the Assets or the Business, whether or not covered by insurance;

                  (b) incurred or discharged any material obligation or liability, except in the ordinary course;

                  (c) created or assumed any mortgage, lien, security interest, or other encumbrance on any of the Assets except for Permitted Liens;

                  (d) waived any material claims or rights;

                  (e) entered into, amended or terminated any material contract, lease or permit except in the ordinary course of business; or

                  (f) agreed in writing to take any action described in this
Section 2.13.

         2.14 REAL PROPERTY. Seller does not own any real property. SCHEDULE
2.14 sets forth a true and complete list of all agreements pursuant to which Seller leases or sub-leases any real property (the "Leases"). Except as set forth on SCHEDULE 2.14, all of the Leases are in full force and effect and have not been modified and amended, and there are no disputes, oral agreements or forbearance programs in effect as to the Leases. There has not occurred any material default by Seller under any Lease and to Seller's Knowledge, there has not occurred any default thereunder by any other party thereto.

         2.15 BROKERAGE. Seller hereby represents and warrants that no broker, agent, or finder has rendered services to it in connection with the transaction contemplated under this Agreement except for Windsor Group, LLC, f/k/a Boles, Knop & Company, LLC, the fees and expenses of which will be paid solely by Seller.

         2.16 FULL DISCLOSURE. No representation or warranty of Seller made in this Agreement contains or will contain any untrue statement of a material fact which affects the Business, the Assets, or the financial condition of Seller, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         3.01     ORGANIZATION AND AUTHORIZATION.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

                  (b) Purchaser has the right, power and capacity to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby to be executed or delivered at the Closing (collectively, the "Purchaser Transaction Documents") and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Purchaser Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Purchaser. This Agreement and the Purchaser Transaction Documents have been duly and validly executed and delivered by Purchaser and constitute Purchaser's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or equitable principles.

         3.02 CONSENTS; NO CONFLICT. The execution and delivery of this Agreement by Purchaser, the consummation of the transactions contemplated herein by Purchaser, and the performance of the covenants and agreements of Purchaser will not: (a) violate or conflict with any of the provisions of any charter document or bylaws of Purchaser; (b) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which Purchaser is a party or by which Purchaser or its properties may be bound; (c) require any consent of any third party or (d) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which Purchaser is a party or by which Purchaser or its properties may be bound.

         3.03 LITIGATION. There is no litigation, suit, action investigation, indictment or information, or proceeding or arbitration, pending, or to Purchaser's knowledge, threatened, before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Purchaser which would prevent Purchaser from performing its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

         3.04 FINANCING AND CAPITAL RESOURCES. Purchaser has adequate cash on its balance sheet or unrestricted borrowing capacity under existing credit facilities to pay the Purchase Price as contemplated by this Agreement, together with all fees and expenses of Purchaser associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby.

         3.05 BROKERAGE. Purchaser hereby represents and warrants that no broker, agent, or finder has rendered services to it in connection with the transaction contemplated under this Agreement.


                                   ARTICLE IV

                              COVENANTS OF PARTIES

         4.01 COVENANTS OF SELLER.

                  (a) CONDUCT OF BUSINESS. From the date hereof until the Closing Date, except as provided in SCHEDULE 4.01 or otherwise expressly permitted by this Agreement, Seller shall (w) conduct its business in the ordinary course in a manner consistent with past practice; (x) maintain the Assets in their present state of repair (ordinary wear and tear excepted); (y) use commercially reasonable efforts to preserve substantially the relationships with its suppliers and customers, including but not limited to SouthStar and PowerCom; (z) perform its obligations under all contracts, leases, and permits in all material respects; (aa) notify Purchaser regarding operational matters of a material nature; and (bb) report periodically to Purchaser regarding the status of the Business and the results of operations; PROVIDED, HOWEVER, that nothing in this Section 4.01(a) shall require Seller to incur capital or other expenditures beyond the normal maintenance of its business or prevent Seller from taking the actions described on SCHEDULE 4.01.

In addition, Seller shall be permitted to manage its cash and accounts receivable billings and collections in any manner Seller sees fit provided, however, Seller shall not prebill for any services which have not yet been rendered other than in the ordinary course. In furtherance and not in limitation of the foregoing, the Seller shall not, without the prior written consent of
Purchaser:

                           (i)      Dispose of any Assets other than in the
ordinary course of business consistent with past practice;

                           (ii)     Mortgage, pledge or subject to liens or
other encumbrances any Assets, except for incurring Permitted Liens in the ordinary course;

                           (iii)    Purchase or commit to purchase any capital
asset for a price exceeding $10,000, or which in the aggregate exceed $50,000;

                           (iv)     Except for planned or normal increases in
the ordinary course of business consistent with past practice with respect to non-officer employees, increase (or announce any increase of) any salaries, wages or employee benefits, or hire, commit to hire or terminate any employee;

                           (v)      Amend any charter document or bylaw of
Seller;

                           (vi)     Issue, sell or repurchase any of its capital
stock or make any change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock;

                           (vii)    Incur, assume or guarantee any obligation or
liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

                           (viii)   Cancel any debts; or

                           (ix)     Amend or terminate any material agreement,
including any Employee Benefit Plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof, or enter into any new Employee Benefit Plan that was not in force on the date of this Agreement.

                  (b) PRE-CLOSING ACCESS. Prior to the Closing, Seller shall:
(i) provide Purchaser and its designees (including officers, counsel, accountants, and other authorized representatives) with such information as Purchaser may from time to time reasonably request with respect to Seller and the transactions contemplated by this Agreement; (ii) provide Purchaser and its designees access during regular business hours to the books, records, offices, personnel, counsel and accountants of Seller, as Purchaser or its designees may from time to time reasonably request; and (iii) permit Purchaser and its designees to make such inspections thereof as Purchaser may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business. No such investigation shall limit or modify Seller's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein. Any information made available pursuant to this Section 4.01(b) hereto shall be subject to the confidentiality obligations of Section 4.03(c).

                  (c) POST-CLOSING CONDUCT OF BUSINESS. Immediately following the Closing, Seller shall take all actions and do all things necessary to cease all activities which constitute the conduct of the Business (other than matters related to the transition of the Business to Purchaser).

                  (d) STANDSTILL. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VII, neither Seller nor Parent shall, nor shall Seller or Parent permit any of its representatives to,
(a) directly or indirectly, encourage, solicit or initiate, or engage in any negotiations with any Person (other than Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals, or similar transaction involving Seller, or (b) disclose to any third party any non-public information concerning Seller, the Business, or Seller's financial condition.

                  (e) CASUALTY. Seller shall bear the risk of any loss or damage or destruction to any of the Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty, or other causes prior to the Closing, Seller shall immediately notify Purchaser of the same in writing, stating the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement, and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Purchaser shall have the option, exercisable within thirty (30) days after receipt of such notice from Seller, to: (i) postpone the Closing until such time as such Assets have been completely repaired, replaced, or restored through available insurance proceeds, which postponement shall not exceed one hundred and eighty (180) days without Seller's consent; (ii) elect to consummate the Closing and accept the Assets in their "then" condition, in which event Seller shall assign to Purchaser all rights under any insurance claim covering the loss and pay over to Purchaser any proceeds under any such insurance policy theretofore received by Seller with respect thereto; or (iii) terminate this Agreement by written notice to Seller. Any failure by Purchaser to act within the foregoing thirty (30) day period shall be deemed an election pursuant to subsection (i) above.

                  (f) ASSETS RELATED TO CERTAIN LEASES. Seller shall use commercially reasonable efforts to purchase those assets subject to the leases set forth on SCHEDULE 1.01(a)(x) prior to the Closing; provided however, nothing contained herein shall obligate Seller to purchase such assets if the terms of such purchase are not commercially reasonable as determined by Seller in Seller's discretion.

         4.02     COVENANTS OF PURCHASER.

                  (a) POST-CLOSING ACCESS. It is recognized that Seller may need tax, financial or other data after the Closing Date with respect to the Business covering fiscal periods prior to the Closing Date to facilitate the preparation of Tax Returns or in connection with any audit, investigation, litigation, amended return, claim for refund or any proceeding in connection therewith or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other governmental organization or agency. Purchaser will render reasonable cooperation and will afford access during normal business hours to all books, records, data and personnel concerning the operation and conduct of the Business with respect to periods prior to and including the Closing Date to Seller and its auditors, accountants, counsel or other authorized representatives for such purpose. Seller will bear all reasonable out-of-pocket costs and expenses incurred by Purchaser (excluding salaries or wages of its employees) with respect to Purchaser's obligations pursuant to this
Section 4.02(a).

                  (b) EMPLOYEE BENEFIT PLANS. At the Closing Date, Purchaser shall adopt, assume, and otherwise become responsible for, either primarily or as a successor employer, the Employee Benefit Plans currently sponsored by Seller, other than Employee Benefit Plans sponsored by Parent (including Parent's 401(k) plan) in which Seller's employees participate. Purchaser covenants to collect and pay over to Seller or Parent any 401(k) contributions of Seller's employees who are hired by Purchaser and which relate to periods prior to the Closing.

                  (c) EMPLOYEES. Purchaser agrees to hire all of Seller's employees (the "Employees"), effective as of the Closing Date. Purchaser agrees to provide immediate coverage for the Employees, effective as of 12:00 a.m. on the Closing Date, under a group health insurance plan sponsored or assumed by Purchaser, which provides group health insurance coverage consistent with that provided to similarly situated employees of Purchaser. Purchaser agrees to waive all waiting or qualification periods and preexisting conditions limitations of such plans for the Employees. Purchaser agrees to grant past service credit to the Employees for purposes of eligibility and vesting under Purchaser's tax-qualified retirement plan.

                  (d) LITIGATION. Purchaser agrees to make former employees of Seller available to Seller following the Closing Date upon Seller's reasonable requests that such employees assist Seller in defending the lawsuits listed in
SCHEDULE 2.07, including, without limitation, participation in discovery, depositions and any related trials.

         4.03 COVENANTS OF PURCHASER AND SELLER.

                  (a) APPROVALS OF THIRD PARTIES; SATISFACTION OF CONDITIONS TO CLOSING. Seller and Purchaser will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, as may be required after the Closing.

                  (b) FURTHER ASSURANCES. In addition to such actions as Seller or Purchaser may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, Seller and Purchaser shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Purchaser or Seller may reasonably request from time to time, at or after the Closing, with respect to compliance with obligations of Purchaser or Seller in connection with the transactions contemplated herein.

                  (c) CONFIDENTIALITY. In connection with this Agreement the parties will have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees as follows:

                           (i)      the Information will be kept confidential
and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives;

                           (ii)     each party agrees to keep a record of the
location of the Information. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will promptly be destroyed, and such fact shall be certified in writing to the providing party by an officer of the recipient party; and

                           (iii)    in the event any party becomes legally
compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

                           (iv)     The term "Information" does not include
information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed,
(ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality obligation or agreement and such source lawfully obtained such information.

                  (d) SUPPLEMENT TO SCHEDULES. If between the signing date and the Closing Date either party becomes aware that any of its representations and warranties in this Agreement or the schedules to this Agreement were inaccurate when made, or if during such period any event occurs or condition changes that would cause any of such representations and warranties to be inaccurate if made on such date, then such party shall promptly amend its Schedules with respect to such matters and forward a copy of such amended schedules to the other party. Such amended schedules shall be deemed a part of this Agreement for all purposes; provided, however, that unless otherwise agreed in writing by the other party, such amendment shall not be deemed to have been disclosed (i) with respect to any representation or warranty made as of the signing date with respect to matters in existence as of the signing date, or (ii) for the purpose of determining whether the conditions in Sections 5.01 or 6.01 have been satisfied.

                                    ARTICLE V

                       CONDITIONS TO SELLER'S OBLIGATIONS

         Each of the obligations of Seller to consummate the transactions contemplated hereby will be subject to the satisfaction (or written waiver by Seller) at the Closing Date of each of the following conditions:

         5.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE; COVENANTS PERFORMED. Other than representations and warranties made expressly as of a specific date (which only need be accurate in all material respects as of such date), each representation and warranty set forth in Article III must have been accurate in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate) as of the date of this Agreement, and must be accurate in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules; Purchaser shall have performed and complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and signed by a duly authorized officer of Purchaser to all such effects.

         5.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending against Seller, Parent or Purchaser before any court or governmental agency which has resulted in the restraint or prohibition of Seller, Parent or Purchaser, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         5.03 REQUIRED CONSENTS AND APPROVALS. All authorizations, consents and approvals (governmental or otherwise) set forth in SCHEDULE 5.03 shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements must have been met or such compliance must have been waived by the governmental authority having authority to grant such waivers.

         5.04 DELIVERIES BY PURCHASER. Purchaser shall have executed and prepared the documents required to be delivered to Seller as provided in Section 1.05.


                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         Each of the obligations of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

         6.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. Other than representations and warranties made expressly as of a specific date, which only need be accurate in all material respects as of such date, each representation and warranty set forth in Article II must have been accurate in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate) as of the date of this Agreement, and must be accurate in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules; Seller and Parent each shall have performed and complied in all material respects with their respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and each of Seller and Parent shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by a duly authorized officer of each of Seller and Parent to all such effects.

         6.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending or overtly threatened against Purchaser, Parent or Seller before any court or governmental agency which has resulted in the restraint or prohibition of Purchaser, Parent or Seller, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.03 REQUIRED CONSENTS AND APPROVALS. All authorizations, consents and approvals (governmental or otherwise) set forth in SCHEDULE 6.03 must have been obtained and must be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements must have been met or such compliance must have been waived by the governmental authority having authority to grant such waivers.

         6.04 DELIVERIES TO PURCHASER. Seller shall have executed and prepared the documents required to be delivered to Purchaser pursuant to Section 1.05.


                                   ARTICLE VII

                          TERMINATION PRIOR TO CLOSING

         7.01 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time (such date of termination being the "Termination Date") before the Closing as follows, and in no other manner:

                  (a) MUTUAL CONSENT. By mutual written consent of Purchaser and Seller;

                  (b) BY SELLER. By Seller in writing, without liability, if Purchaser shall have (i) failed to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing, or (ii) materially breached any of its representations, warranties or covenants contained herein, which failure or breach is not cured within twenty
(20) days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b);

                  (c) BY PURCHASER. By Purchaser in writing, without liability, if Seller shall have (i) failed to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing, or (ii) materially breached any of its representations, warranties or covenants contained herein, which failure or breached is not cured within twenty (20) days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

                  (d) RESTRAINT. By either Seller or Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser, Parent or Seller, which prohibits or restrains Purchaser, Parent or Seller from consummating the transactions contemplated hereby, provided that Purchaser, Parent and Seller shall have used their reasonable, good faith efforts to have any such writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or regulatory agency;

                  (e) EXPIRATION DATE. By either Purchaser or Seller if the Closing shall not have occurred on or prior to March 31, 2001; PROVIDED, HOWEVER, that no entity may terminate this Agreement in accordance with this
Section 7.01(e) if the failure to consummate the Closing shall be due to the action or failure to act of the party seeking to terminate this Agreement in violation of its covenants under this Agreement; or

                  (f) CASUALTY. By Purchaser as provided in Section 4.01(e).

         7.02 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 7.01, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party to any other party hereto and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its actuaries (the "Preparation Expenses"), PROVIDED, HOWEVER, that if this Agreement shall be terminated pursuant to Section 7.01(b), Section 7.01(c) or Section 7.01(e), such termination shall not release any party hereto from any liability that such party may have for any breach occurring prior to the Termination Date of any representation, warranty or covenant made by such party in this Agreement and the non-breaching party shall have the right to recover its Preparation Expenses from the breaching party, in addition to any other claims for damages that the non-breaching party may have.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.01 SELLER AND PARENT INDEMNIFICATION. Except as otherwise provided in this Article VIII, Seller and Parent will jointly and severally indemnify and reimburse Purchaser for any and all claims, losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys' fees, court costs and settlement costs but excluding consequential, incidental, exemplary or punitive damages) (individually, a "Loss", collectively, "Losses") incurred by Purchaser and its affiliates and their successors or assigns, and their respective directors, officers, employees, consultants and agents (the "Purchaser Protected Parties"), as a result of, with respect to, or arising out of (i) any breach or inaccuracy of any representation or warranty of Seller set forth in this Agreement or the certificate delivered to the Purchaser pursuant to Section 6.01 hereof; (ii) any breach of or noncompliance by Seller with any covenant of Seller contained in this Agreement to be performed after the Closing; (iii) that certain case styled Peachtree Natural Gas, LLC v. Utilipro, Inc., Atlanta Gas Light Company and AGL Resources Inc., Civil Action No. 00VS009106F in the State Court of Fulton County, State of Georgia; (iv) any liability relating to Employee Benefit Plans sponsored by Parent (including Parent's 401(k) plan) in which Seller's employees participated prior to the Closing; (v) any liability due to claims of creditors which could be asserted against Purchaser by reason of non-compliance with the bulk sales law of any state to the extent such liabilities are not Assumed Liabilities; (vi) any claim by any broker, agent, finder, or other person or entity, including Windsor Group, LLC, based upon any agreement or arrangement made or alleged to have been made by Seller in connection with the transaction contemplated under this Agreement; (vii) the amount of liquidated damages set forth on SCHEDULE 8.01 as a result of (a) a "termination for convenience" pursuant to Section 8.3(a) of that certain Service Agreement between Seller and SouthStar Energy Services, LLC ("SouthStar") dated September 1, 2000 (the "SouthStar Agreement") or (b) SouthStar's movement of then "Active Accounts" of SouthStar (as defined on SCHEDULE 8.01) to a provider of services other than Purchaser (including Southstar providing such services for its own benefit); provided, however, (x) the indemnity provided under subsection (vii) shall only apply to the Southstar Agreement as presently drafted (unless any amendment or modification thereof is consented to in writing by Parent, whose consent shall not be unreasonably withheld, a response from whom must be provided within 5 business days of Parent's receipt of written notice from Purchaser attaching or outlining in reasonable detail the proposed amendment or modification, and whose consent shall be deemed given in the event of a failure to respond within such time period) and shall not apply to any other termination of the SouthStar Agreement; (y) after a right to indemnification accrues under Section 8.01(vii)(a), no further indemnification rights shall exist under Section 8.01(vii)(b) (other than rights which have accrued prior to such time); and (z) the amount of liquidated damages to which Purchaser is entitled on SCHEDULE 8.01(VII) shall be the only "Loss" recoverable in connection with such claim; or (viii) third party claims related to the Excluded Assets or Excluded Liabilities.

         8.02 PURCHASER INDEMNIFICATION. Except as otherwise provided in this
Article VIII, Purchaser will indemnify and reimburse Seller for any and all Losses incurred by Seller or its affiliates and their successors or assigns, and their respective directors, officers, employees, consultants and agents (the "Seller Protected Parties"), as a result of, or with respect to, or arising out of (i) any breach or inaccuracy of any representation or warranty of Purchaser set forth in this Agreement or the certificate delivered to Seller pursuant to
Section 5.01 hereof; (ii) any breach of or noncompliance by Purchaser with any covenant or agreement of Purchaser contained in this Agreement to be performed after the Closing; (iii) the Assumed Liabilities and Purchaser's operation of the Business, in each case after the Closing Date; or (iv) any claim by any broker, agent, finder or other person or entity based upon any agreement or arrangement made or alleged to have been made by Purchaser in connection with the transaction contemplated under this Agreement.

         8.03 INDEMNITY CLAIMS.

                  (a) SURVIVAL. The representations, warranties, covenants and agreements contained herein will survive the Closing, subject to the limitations set forth in subsection (b) below with respect to the time periods within which claims for indemnity must be asserted. The covenants and agreements to be performed by the parties prior to the Closing shall expire at the Closing.

                  (b) TIME TO ASSERT CLAIMS. All claims for indemnification (i) under Section 8.01(i), 8.01(ii), 8.02(i), and 8.02(ii) must have accrued and be asserted no later than eighteen (18) months after the Closing Date, except for claims for indemnification under Section 8.01(i) for a breach of Section 2.05, or for any tax related breach which must be asserted before the expiration of the applicable statute of limitations; (ii) under Section 8.01(iii), 8.01(iv), 8.01(v), 8.01(vi), 8.02(iii), and 8.02(iv) must have accrued and be asserted no later than three (3) years after the Closing Date; (iii) under 8.01(vii)(a) must have accrued and be asserted no later than sixty (60) days after a "termination for convenience" under Section 8.3(a) of the Southstar Agreement; (iv) under 8.01(vii)(b) must have accrued and be asserted no later than sixty (60) days after a movement of "Active Accounts" by SouthStar; and (v) under Section 8.01(viii) must have accrued and be asserted by the earlier of thirty (30) days after the assertion of a claim by a third party or one (1) year after the Closing Date.

         8.04 BASKET. The Purchaser Protected Parties may make no claim against Seller or Parent for indemnification pursuant to this Agreement until the aggregate amount of all such claims exceeds two and one-half percent (2.5%) of the final adjusted Purchase Price (the "Basket"), in which event the Purchaser Protected Parties may claim indemnification for the amount of such claims beginning from dollar one. Notwithstanding the foregoing, claims made under
Section 8.01(vii) shall not be subject to, and no claim thereunder shall satisfy, the Basket.

         8.05 NOTICE OF CLAIM. The Purchaser Protected Parties or the Seller Protected Parties, as the case may be, will promptly notify the party against whom indemnification under this Agreement is sought (the "Indemnifying Party"), in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Purchaser Protected Parties or the Seller Protected Parties, as the case may be, will provide to the Indemnifying Party, as promptly as practicable thereafter, such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Purchaser Protected Parties or the Seller Protected Parties, as the case may be.

         8.06 DEFENSE. If the facts pertaining to a loss arise out of the claim of any third party, or if there is any claim against a third party (other than a Purchaser Protected Party or a Seller Protected Party, as the case may be) available by virtue of the circumstances of the Loss, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. The affected Protected Party will have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the affected Protected Party will be at its expense and shall not be considered a Loss hereunder. The Indemnifying Party will not be liable for any settlement of any such claim effected without its prior written consent, which will not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty
(30) days after notice thereof from any Protected Party, the affected Protected Party may settle such claim without the Indemnifying

Party's consent. The Indemnifying Party will not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages without the affected Protected Party's prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, the Indemnifying Party and the affected Protected Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party will be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

         8.07 LIMITATION OF LIABILITY. In no event shall the combined liability of Parent or Seller for indemnity obligations under this Agreement exceed the final adjusted Purchase Price pursuant to Section 1.07, except for indemnity obligations related to an intentional or willful breach of this Agreement by Parent or Seller. Moreover, in no event shall the liability of Purchaser for indemnity obligations under this Agreement exceed the final adjusted Purchase Price pursuant to Section 1.07, except for indemnity obligations related to an intentional or willful breach of this Agreement by Purchaser or Purchaser's failure to pay the Purchase Price.

         8.08 EXCLUSIVE REMEDY. From and after the Closing, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy hereto for any Losses as a result of, with respect to or arising out of the breach of this Agreement or any representation or warranty contained herein, any of the transactions or other agreements or instruments contemplated or entered into in connection herewith (including all exhibits, the Schedules, or any other schedule attached hereto or referenced herein), or any matter related to the Business.


                                   ARTICLE IX

                       ARBITRATION AND EQUITABLE REMEDIES

         9.01 SETTLEMENT MEETING. The parties shall attempt in good faith to resolve promptly through negotiations any claim or dispute under this Agreement. If any such claim or dispute should arise, the parties shall meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Either party may request the other party to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a claim or dispute. The occurrence of a Settlement Meeting with respect to a claim or dispute shall be a condition precedent to seeking any arbitration or judicial remedy, provided that if a party refuses to attend a Settlement Meeting the other party may proceed to seek such remedy.

         9.02 ARBITRATION PROCEEDINGS. If the parties have not resolved a monetary claim or dispute at the Settlement Meeting either party may submit the matter to arbitration. A panel of three arbitrators shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel shall be the decision of the arbitrators.

                  (a) ARBITRATION NOTICE. To submit a monetary claim or dispute to arbitration, a party shall furnish the other party and the American Arbitration Association with a notice (the

"Arbitration Notice") containing (i) the name and address of such party, (ii) the nature of the monetary claim or dispute in reasonable detail, (iii) the party's intent to commence arbitration proceedings under this Agreement, and
(iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (b) SELECTION OF ARBITRATORS. Within ten days after delivery of the Arbitration Notice, Purchaser and Seller shall each select one arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. Within ten (10) days after the selection of the last of those two arbitrators, those two arbitrators shall select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten day period, the American Arbitration Association shall select such third arbitrator from the list. Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 (or any successor rule) of the Arbitration Rules (or any successor rule) with experience in settling complex litigation involving mergers and acquisitions.

                  (c) ARBITRATION FINAL. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification shall be final and binding upon the parties to the maximum extent permitted by law, provided that any party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         9.03 PLACE OF ARBITRATION. Any arbitration proceedings shall be conducted in Atlanta, Georgia or at such other location as the parties may agree. The arbitrators shall hold the arbitration proceedings within sixty (60) days after the selection of the third arbitrator.

         9.04 DISCOVERY. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the parties to conduct such discovery as the arbitrators consider appropriate.

         9.05 EQUITABLE REMEDIES. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a party shall be entitled to seek any equitable remedies available under law before a court as provided in Section 9.06, including an order requiring Seller to perform this Agreement. Any such equitable remedies shall be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         9.06 EXCLUSIVE JURISDICTION. The parties agree that any claim for equitable relief relating to this Agreement shall be instituted in a federal or state court sitting in Atlanta, Georgia, which courts and their respective appellate courts shall be the exclusive venue for any such claim. Each party waives any objection that it may have to the laying of such venue, and irrevocably submits to the jurisdiction of any such court with respect to any such claim. Any service of process and other notice in any such case shall be effective against a party when transmitted in accordance with Section 10.08, provided that a party also may serve process in any manner permitted by Law.

         9.07 JUDGMENTS. Any arbitration award under this Agreement shall be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a party.

         9.08 EXPENSES. If any party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate. Notwithstanding whether the arbitration or court proceedings involved a purported breach of a party's representations and warranties, the portion of any award or judgment reimbursing the prevailing party's attorneys' fees and expenses shall not be subject to the other party's deductible or limitation of liability.

         9.09 COST OF THE ARBITRATION. The arbitrators shall assess the costs of the arbitration proceedings, including their fees, to the parties in such proportions as the arbitrators consider reasonable under the circumstances.

         9.10 EXCLUSIVITY OF REMEDIES. To the extent permitted by law, the arbitration and judicial remedies contained in this Article IX shall be the exclusive remedies available to the parties with respect to any dispute under this Agreement or claim for damages or indemnification under this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 BULK SALES LAW. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales law of any state.

         10.02 NO LIENS CREATED. This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that Purchaser is assuming any liabilities of Seller except as specifically provided for in Section 1.04(b).

         10.03 EXTENSION BONUS. If at any time prior to or within one year of the expiration of the term of the SouthStar Agreement that will be assigned to Purchaser hereunder Purchaser and SouthStar agree to an extension of such agreement or a new agreement with a term of at least four (4) years, Purchaser shall pay to Seller, its successor, or its shareholder a one time payment of Two Million Dollars ($2,000,000) within thirty (30) days of such extension or new agreement; PROVIDED, HOWEVER, Purchaser shall not be obligated to make such payment in the event that (i) prior to the agreement regarding an extension or new agreement, Seller has made or is obligated to make any payment to Purchaser pursuant to Section 8.01(vii) of this Agreement, or (ii) during the one year period after expiration of the term of the SouthStar Agreement, Purchaser no longer services any SouthStar accounts.

         10.04 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both oral and written with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         10.05 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         10.06 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither party may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other party; provided, however, if Purchaser decides to acquire the Assets and assume the Assumed Liabilities through an acquisition subsidiary, such acquisition subsidiary will sign a counterpart of this agreement agreeing to be bound by the terms hereof. The addition of the acquisition subsidiary to this Agreement shall not relieve Purchaser of any obligation hereunder other than the obligation to be the entity which acquires the Assets and assumes the Assumed Liabilities.

         10.07 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10.08 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         10.09 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally (including by overnight courier or express mail service) or by facsimile or sent by registered or certified mail, postage or fees prepaid, if to Seller or Parent to:

                            AGL Resources Inc.
                            817 W. Peachtree Street, 10th Floor
                            Atlanta, Georgia  30308
                            Attention: Paul R. Shlanta, Esq., General Counsel

          With a copy to:

                            Long Aldridge & Norman LLP
                            303 Peachtree Street, Suite 5300
                            Atlanta, Georgia  30308
                            Attention:  Johnathan H. Short, Esq.

          if to Purchaser to:

                            Alliance Data Systems Corporation
                            17655 Waterview Parkway
                            Dallas, Texas  75252
                            Attention:  President of Utility Services
                              With a copy to General Counsel

          With a copy to:

                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            1700 Pacific Avenue, Suite 4100
                            Dallas, Texas  75201-4675
                            Attention:  Gemma L. Descoteaux, Esq.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         10.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         10.11 NO THIRD-PARTY BENEFICIARIES. With the exception of the parties to this Agreement, the Purchaser Protected Parties and Seller Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         10.12 PUBLIC ANNOUNCEMENTS. No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Seller and Purchaser, provided that either party may make such disclosure if advised by counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are or will be registered and such party has consulted with the other regarding the necessity and content of such announcement. Seller and Purchaser will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

         10.13 KNOWLEDGE. As used in this Agreement, the phrase "to Seller's Knowledge," "Known" and phrases of like kind or import shall mean to the actual knowledge of those officers of the Seller or Parent set forth on SCHEDULE 10.13 hereto, as of the date of this Agreement or the date as of which a particular representation or warranty is given.

         10.14 INTERPRETATION. Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number and vice versa unless the context will otherwise indicate. References to Articles, Sections and other subdivisions of this Agreement are to the Articles, Sections and other subdivisions of this Agreement as originally executed. The headings of this Agreement are for convenience and do not define or limit the provisions hereof. Words importing persons include firms, associations and corporations. The term "herein," "hereunder," "hereby," "hereto," "hereof" and any similar terms refer to this Agreement; the term "heretofore" means before the date of execution of this Agreement; and the term "hereafter" means after the date of execution of this Agreement. References herein to "include", "includes" or "including" shall mean without limitation.

         10.15 SCHEDULES. The term "Schedules" means the schedules, including all attachments to all schedules, attached hereto and, together with all exhibits hereto, part hereof. The Schedules will be arranged in paragraphs corresponding to the applicable lettered and numbered sections and subsections of this Agreement. Matters listed once on the Schedules shall be deemed disclosed with reference to all sections, subparts and subdivisions of the Schedules and all Sections of Articles 2 and 3 of this Agreement, to the extent the subject matter of any item is applicable and reference to such subject matter is made. Any capitalized and undefined term used in the Schedules shall have the same meaning assigned to such term herein. Unless expressly labeled within the Schedules as being "material", the description or listing of a matter, event or thing within the Schedules (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is "material" for any other purpose, including the purposes of determining termination or indemnification based on materiality. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters may be set forth for informational purposes only and do not necessarily include other matters of a similar nature.



                      (SIGNATURES BEGIN ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                           PURCHASER:

                           ALLIANCE DATA SYSTEMS CORPORATION


                           By:     /s/    Michael Beltz
                              --------------------------------------------------
                           Name:          Michael Beltz
                                ------------------------------------------------
                           Title:         President, Transaction SVCS
                                 -----------------------------------------------


                           SELLER:

                           UTILIPRO, INC.


                           By:     /s/ James A. Hopkins
                              --------------------------------------------------
                           Name:           James A. Hopkins
                                ------------------------------------------------
                           Title:          President
                                 -----------------------------------------------


                           PARENT:

                           AGL RESOURCES INC.


                           By:     /s/ Donald Weinstein
                              --------------------------------------------------
                           Name:           Donald Weinstein
                                ------------------------------------------------
                           Title:          SVP & CFO
                                 -----------------------------------------------

                 FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT
                  BY AND AMONG UTILIPRO, INC., AGL RESOURCES INC.
                       AND ALLIANCE DATA SYSTEMS CORPORATION

     This First Amendment (this "Amendment") to the Asset Purchase Agreement dated February 12, 2001 by and among Utilipro, Inc., AGL Resources Inc. and Alliance Data Systems Corporation is entered into this 2nd day of March, 2001, by and among Utilipro, Inc., a Georgia corporation ("Seller"), AGL Resources Inc., a Georgia corporation ("Parent") and Allliance Data Systems Corporation, a Delaware corporation ("Purchaser").

     WHEREAS, Seller, Purchaser and Parent entered into that certain Asset Purchase Agreement dated February 12, 2001 (the "Purchase Agreement");

     WHEREAS, Seller, Purchaser and Parent desire to make certain amendments to the Purchase Agreement and desire to enter into certain other agreements in relation thereto;

     WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement;

     NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Section 1.02 of the Purchase Agreement is amended by deleting the amount "Twenty Two Million Five Hundred Thousand Dollars ($22,500,000)" and replacing it with "Twenty Million Two Hundred Fifty Thousand Dollars ($20,250,000)."

2. Section 1.05(b)(i) of the Purchase Agreement is amended by deleting the amount "Twenty Two Million Five Hundred Thousand Dollars" and replacing it with "Twenty Million Two Hundred Fifty Thousand Dollars ($20,250,000)."

3. Section 1.06 of the Purchase Agreement is amended by deleting the phrase "Within two (2) business days following the Closing Date" and replacing it with the phrase "No later than March 5, 2001."

4. The parties acknowledge that the actual closing of the Purchase Agreement has occurred on March 2, 2001. Notwithstanding the foregoing, and except as otherwise set forth herein, the Closing shall be treated as having occurred at 11:59 p.m. on February 28, 2001 (the "Effective Time"). The parties acknowledge and agree, however, that given the Effective Time, Seller will have run the Business on behalf of Purchaser for all periods after the Effective Time and prior to the actual Closing on behalf of Purchaser. In light of the foregoing, the parties agree that appropriate reimbursements shall be made for expenditures made by Seller on behalf of Purchaser relating to such period, or for amounts collected by Seller on behalf of Purchaser relating to such period, all with appropriate consideration of the Closing Working

     Capital measured as of the Effective Time and any adjustments for payroll items already taken into account in connection with the calculation of Adjusted Purchase Price pursuant to Section 1.05(b)(i) of Purchase Agreement. By way of illustration, but not limitation, any amounts paid by Seller or an Affiliate after the Effective Time and up to 11:59 p.m. on the Closing Date, which decrease a current liability assumed by Purchaser as of the Effective Time (such as accrued payroll measured as of February 28, 2001) would be reimbursed to Seller. In addition, any cash collected by Seller from customers for accounts receivable, which did not relate to periods prior to the Effective Time would be collected on behalf of Purchaser and paid over to Purchaser. All such payments shall be made as soon as reasonably possible, but in no event later than any payments for a purchase price adjustment under Section 1.07 of the Purchase Agreement.

5. The Schedules to the Purchase Agreement are hereby amended as set forth on Exhibit A hereto.

6.   Each party hereby acknowledges that upon its execution of this Amendment,
     (i) all of the conditions to Closing set forth in the Purchase Agreement shall have been satisfied or waived by the appropriate party, and (ii) each party agrees to immediately transmit the documents required for Closing pursuant to Section 1.05(c) of the Purchase Agreement by overnight delivery service and by facsimile to the other party's attorney to be held in escrow by Long Aldridge & Norman, LLP (in the case of Purchaser) and Akin, Gump, Strauss, Hauer & Feld, L.L.P. (in the case of Seller and Parent), which documentation shall be released from escrow and the transaction under the Asset Purchase Agreement deemed "closed" upon receipt by wire transfer of the Adjusted Purchase Price by AGL Investments, Inc. and Seller pursuant to Section 1.05(b)(ii) of the Purchase Agreement on March 2, 2001. Purchaser agrees that such wire transfer shall be made no later than one o'clock p.m. EST (1:00 p.m.) on March 2, 2001.

7. Except as otherwise expressly stated herein, all provisions of the Purchase Agreement remain in full force and effect.

8. This Amendment may be signed in two or more counterparts, which when taken together shall constitute one and the same Amendment.



                           [SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the above date.


PURCHASER:
----------

ALLIANCE DATA SYSTEMS CORPORATION


By:
    -------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------

SELLER:
-------

UTILIPRO, INC.


By:
    -------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------

PARENT:
-------

AGL RESOURCES INC.

By:
    -------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------














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